Exhibit 99
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                                                Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestairlines.com
                                                Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or
                 cskornic@midwestairlines.com

Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
                            doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
March 7, 2003


              MIDWEST EXPRESS HOLDINGS RELEASES ADDITIONAL DETAILS
                  OF STRATEGIC PLAN TO RETURN TO PROFITABILITY


Milwaukee, Wisconsin, March 7, 2003 - Midwest Express Holdings, Inc. today released additional details of a comprehensive strategic plan to return to profitability and avoid the actions some of its competitors have been forced to take. Last week, the airline holding company announced it was addressing rapidly deteriorating industry conditions by implementing companywide cost-reduction measures expected to generate savings in excess of $4 million monthly.

Company officials said they have been in discussions with lessors to temporarily suspend aircraft lease and debt payments associated with DC-9, MD-80, 328JET and Beech 1900 aircraft through June 7, 2003. The suspension will give Midwest Airlines, Inc. and Skyway Airlines, Inc. d/b/a Midwest Connect the opportunity to renegotiate terms and conditions of the leases and other financial obligations to bring them in line with market conditions and better reflect the reduced market values of the aircraft. In connection with the negotiations, the company will present a proposal to its aircraft lessors and other affected creditors on March 13.

Timothy E. Hoeksema, chairman and chief executive officer, said that despite an unrestricted cash position of approximately $30 million, record-high fuel prices, the threat of war and the poor economic environment require the company to take action to prevent a further decline in its cash position.

"We're hopeful we can come to a mutually beneficial agreement with our aircraft lessors," Hoeksema said. "In our 19-year history, we have made every lease and debt payment on time. However, these are extraordinarily challenging times for the entire airline industry. With involvement from our customers, employees, vendors and lessors, the steps we are taking now will ensure we have a strong future and continue to benefit the communities we serve."


                                    - MORE -

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.


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